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                                                                     EXHIBIT 5.1
                        [Letterhead of Latham & Watkins]

                                 March 6, 2002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California  91320-1789

                  Re:   Amgen Inc.
                        Common Stock, par value $.0001 per share
                        Registration on Form S-8
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Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 12,000,000 shares of Common Stock, par value $0.0001 per share (the "Shares"), issuable by Amgen Inc. (the "Company") under the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan (the "Plan") on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on March 6, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing, we are of the opinion that upon the issuance of Shares in accordance with the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.
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          This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Latham & Watkins